Exhibit 10.1

AMENDMENT NO. 1 TO THE

VALMONT 1999 STOCK PLAN

     Effective April 26, 2004, Section 5.2 of the Valmont 1999 Stock Plan is amended and restated in its entirety to read as follows:

“5.2 Cancelled, Terminated or Forfeited Awards. Any shares of Stock subject to an Award which for any reason are cancelled, terminated or otherwise settled without the issuance of any Stock shall again be available for Awards under the Plan. In the event a Participant pays the exercise price of an Option pursuant to Section 6.4 by transferring or having withheld shares of stock, only the net number of Shares shall be considered utilized under the Plan and the balance shall again be available for Award under the Plan. Notwithstanding the immediately preceding sentence, the number of shares available for Awards under the Plan shall not be increased by the number of any previously issued shares surrendered in connection with the exercise of an Award, more than ten years after the date of the most recent shareholder approval of the Plan.”